ENDORSEMENT

In this Endorsement "you" or "your" means the Owner of the Contract at the time an owner's right is exercised.

Effective immediately, the Equitable hereby amends your Contract as follows:

SECTION 1.01 "ANNUITANT" IS AMENDED AS FOLLOWS:

The term "Annuitant" means the individual on whose life this Contract is based. The Annuitant is the owner of this Contract.

SECTION 1.07 "CODE" IS AMENDED AS FOLLOWS:

The term "Code" means the Internal Revenue Code of 1986, as now or hereafter amended, or any corresponding provisions of prior or subsequent United States revenue laws, and includes applicable tax regulations.

SECTION 1.20 "RETIREMENT DATE." THE THIRD SENTENCE IS REPLACED WITH THE
FOLLOWING:

You may not choose a Retirement Date later than the maximum maturity age, currently age 90, unless state law requires a different age. If you choose a Retirement Date later than age 70 1/2, you must make withdrawals as set forth under Section 3.05 of this Contract in an amount at least equal to the minimum distributions required under the Code.

SECTION 2.11 "DEATH BENEFIT."  THE FOLLOWING IS ADDED AFTER THE 3RD PARAGRAPH:

Under either of the following two circumstances, the death benefit described in
Section 2.11 of the Contract will not be paid at your death before the Retirement Date and the coverage under this Contract will continue if:

     a. You are married at the time of your death and the person named as your beneficiary under Section 4.04 of the Contract is your surviving spouse; and

     b. Your surviving spouse elects to become "Successor Annuitant and Owner" of your Contract.

Also, a death benefit will not be paid under this Section 2.11 if the "Beneficiary Continuation Option" under Section 2.12 is in effect.

SECTION 2.12 "BENEFICIARY CONTINUATION OPTION." THIS SECTION IS ADDED TO YOUR
CONTRACT:

This Section 2.12 will apply only if you die before the Retirement Date, and the beneficiary named pursuant to Section 4.04 of the Contract is an individual.

If there is more than one beneficiary, and any beneficiary is not an individual, then this Section 2.12 does not apply, and the death benefit described in
Section 2.11 of the Contract is payable.

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If this Section 2.12 applies and there is more than one beneficiary, the Annuity
Account Value will be apportioned among your beneficiaries as you designate pursuant to Section 4.04 of the Contract.

If you die after your Required Beginning Date for required minimum distribution payments, as described below in Subsection A of Section 3.05 of the Contract as amended by this Endorsement (Minimum Distribution Rules-Required Payments During Your Life) and such required minimum distribution payments have not commenced under this Contract, the death benefit as described in Section 2.11 will be paid in a lump sum and this Section 2.12 does not apply unless prior to your death you have notified us in accordance with our procedures then in effect that the beneficiary named pursuant to 4.04 of the Contract is also the designated beneficiary for purposes of "Minimum Distribution Rules-Required Payments During Your Life" described in Subsection A of Section 3.05 of your Contract.

If the beneficiary qualifies to continue your Contract and we receive the beneficiary's election within 60 days of receipt of proof of your death, the beneficiary may continue your Contract pursuant to this Section 2.12 under the terms set forth in (a) through (g) below. Your Contract may be continued by one or more beneficiaries (collectively, the "Continuation Beneficiary"). If there is more than one beneficiary, the election must be provided to us within 60 days by each beneficiary with respect to that beneficiary's portion of the Annuity Account Value. For any beneficiary who does not so timely elect, we will pay that beneficiary's share of the death benefit pursuant to Section 2.11 of the Contract in a lump sum:

     a. the Continuation Beneficiary will automatically become the Annuitant as defined in Section 1.01 of the Contract as amended by this Endorsement with respect to that Continuation Beneficiary's portion of the Annuity Account Value.

     b. the Continuation Beneficiary will have the same right to transfer amounts among the Investment Divisions as the Annuitant.

     c.   the Continuation Beneficiary cannot make any additional contributions.

     d. distributions to the Continuation Beneficiary will be made in accordance with requirements described in Subsection B of Section 3.05 as amended by this Endorsement (Minimum Distributions Rules--Required Payments After Death). If there is more than one beneficiary, and any Continuation Beneficiary requests payment pursuant to Subsection B(1) of Section 3.05 of the Contract, then all Continuation Beneficiaries must agree to make this payment election. If all Continuation Beneficiaries cannot so agree, then we will instead make a complete distribution of your entire interest no later than December 31st of the calendar year that contains the fifth anniversary of your death. Further, where payment pursuant to Subsection B(1) of Section 3.05 of the Contract is elected by all Continuation Beneficiaries, the Annuity Account Value apportioned to each Continuation Beneficiary is distributed based upon the life expectancy of the oldest of the beneficiaries designated under Section 4.04 of the Contract, even if that individual does not elect to be a Continuation Beneficiary.

     e. the Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time; withdrawals made

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          after we have received a Continuation Beneficiary's election to continue this Contract are not subject to a withdrawal charge.

     f. upon the Continuation Beneficiary's death, we will make a lump sum payment (other payment options are not available) to the person designated by the deceased Continuation Beneficiary to receive that deceased Continuation Beneficiary's portion of the Annuity Account Value, if any remains.

     g. the Contract cannot be assigned and must continue in your name for benefit of your Continuation Beneficiary.

THE TITLE OF SECTION 3.05 AND THE FIRST SEVEN PARAGRAPHS OF THE CONTRACT ARE DELETED AND REPLACED WITH THE FOLLOWING:

"Required Minimum Distribution Rules and Payment of Annuity Benefits."

     This Contract is subject to these "Required Minimum Distribution Rules " of Sections 408(b) and 401(a)(9) of the Code and the Treasury Regulations that apply.

     A. MINIMUM DISTRIBUTION RULES -- REQUIRED PAYMENTS DURING YOUR LIFE - Your entire interest in this Contract will be distributed or begin to be distributed no later than the first day of April following the calendar year in which you attain age 70 1/2 ( "Required Beginning Date "). Your entire interest may be distributed, as you elect, over
          (a) your life, or the lives of you and your designated beneficiary, or
          (b) a period certain not extending beyond your life expectancy, or the joint and last survivor expectancy for you and your designated beneficiary. Distributions must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either non-increasing or they may increase only as provided in Q & A F-3 of Section 1.401(a)(9)-1 of the Proposed Treasury Regulations, or any successor Regulation thereto.

          All distributions made under this Contract must be made in accordance with the requirements of Sections 408(b) and 401(a)(9) of the Code, including the incidental death benefit requirements of Section 401(a)(9)(G) of the Code, and applicable Treasury Regulations, including the minimum distribution incidental benefit requirements of
          Section 1.401(a)(9)-2 of the Proposed Treasury Regulations, or any successor Regulation thereto.

          For purposes of determining the "period certain" referred to in the first paragraph of this Section, life expectancy is computed by use of the expected return multiples in Tables V and VI of Treasury Regulation Section 1.72-9. Unless you otherwise elect prior to the time distributions are required to begin, life expectancies will be recalculated annually. Such election will be irrevocable and will apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated. Instead, life expectancy will be calculated using the attained age of such beneficiary during the calendar year in which you attain age 70 1/2, and payments for subsequent years will be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.


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     B.   MINIMUM DISTRIBUTION RULES - REQUIRED PAYMENTS AFTER DEATH - If you
          die after distribution of your interest in this Contract has begun, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to your death.

          If you die before distribution of your interest in this Contract begins, distribution of your entire interest will be completed no later than December 31 of the calendar year containing the fifth anniversary of your death, except to the extent that an election is made to receive distributions after your death in accordance with the following alternate form of distribution in (1) or (2) below:

          (1) If your interest is payable to a designated beneficiary, then your entire interest may be distributed over the life of, or over a period certain not greater than the life expectancy of, the designated beneficiary. Such distributions must commence on or before December 31 of the calendar year immediately following the calendar year of your death.

          (2) If the designated beneficiary is your surviving spouse, the date that distributions are required to begin in accordance with (1) above shall not be earlier than the later of (a) December 31 of the calendar year immediately following the calendar year of your death or (b) December 31 of the calendar year in which you would have attained age 70 1/2.

          If the designated beneficiary is your surviving spouse, and a Successor Annuitant and Owner option (described in Section 2.11 as amended by this Endorsement) is elected, the distribution of your interest need not be made until after your spouse's death.

          For purposes of determining the "period certain" referred to above, life expectancy is computed by use of the expected return multiples in Table V and VI of Treasury Regulation Section 1.72-9. For purposes of distributions beginning after your death, unless otherwise elected by the surviving spouse by the time distributions are required to begin, life expectancies will be recalculated annually. Such election will be irrevocable by the surviving spouse and will apply to all subsequent years. In the case of any other designated beneficiary, life expectancies will be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin, pursuant to this Section 3.05 as amended by this Endorsement and payments for any subsequent calendar year will be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

          Distributions under this Section 3.05 are considered to have begun if distributions are made because you have reached your Required Beginning Date, or if prior to the Required Beginning Date, distributions irrevocably commence to you over a period permitted and in any annuity form acceptable under Section 1.401(a)(9)-1 of the Proposed Treasury Regulations or any successor Regulation thereto.

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SECTION 4.04 "BENEFICIARY."  THE THIRD PARAGRAPH IS REPLACED WITH THE FOLLOWING:

Any part of a death benefit payable pursuant to Section 2.11 for which there is no designated beneficiary living at your death will be payable in a single sum to your surviving spouse, if any; if there is no surviving spouse, then to your children who survive you, in equal shares; or if there are no children, then to your estate.



THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


/s/ Edward Miller                       /s/ Pauline Sherman

Edward Miller                           Pauline Sherman
Chairman and Chief Executive Officer    Vice President, Secretary and Associate
                                        General Counsel


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